Exhibit 99.2

Q4 FY24 SHAREHOLDER LETTER VIASAT

Fellow Shareholders, Our Fiscal Year 2024 results reflect continued revenue and Adjusted EBITDA1 growth, above the high end of our guidance, driven by our mobility and government businesses. FY2024 was a defining year. We achieved our near-term business priorities while strengthening our capital structure and investing for profitable, sustainable growth: 1. Build operational momentum and financial performance of core businesses. For FY2024, net loss2 from continuing operations increased to $1.058 billion primarily reflecting satellite anomalies and acquisition and integration costs associated with the Inmarsat transaction. Supplemental adjusted combined (“Combined”)3 revenue, excluding the non-recurring “catch-up” portion of the litigation settlement, grew 9% (reported revenue from continuing operations grew 68% YoY) and Combined Adjusted EBITDA (likewise adjusted to exclude “catch-up” portion from prior years in the litigation settlement) grew 6% YoY (reported Adjusted EBITDA from continuing operations grew 181%) YoY. We achieved these results through focused execution and continued strength in awards. Importantly, we generated solid operating cash flow despite some pressure from one-time items and meaningfully extended approximately $2.5 billion of our debt maturities. Nearly one year ago, we brought together two companies with complementary businesses and strategic and operational strengths. We are harnessing the best of each, bringing legacy Viasat’s regional technology and business models globally to augment legacy Inmarsat’s global broadband and L-band coverage with greater bandwidth density and productivity; developing international partnerships in fixed broadband; combining internal technology capabilities with external suppliers; using a strategic blend of direct and indirect distribution; and refreshing and evolving narrowband services. 2. Execute on synergy and strategic opportunities through methodical Inmarsat integration. As a reminder, we integrated and reorganized the company to facilitate greater efficiency using common infrastructure, operational, go-to-market, and engineering resources for delivering our services. We accelerated realization of the planned $100 million in annualized cash operating savings by addressing redundancies, and through productivity improvements. That yielded approximately $25 million of cost savings in Q4 FY2024. Capital synergies and productivity gains reduced our FY2024 capex from $1.7 billion to $1.5 billion or approximately $175 million below our outlook even while we approach deployment of five new state-of-the-art broadband satellites, two polar coverage satellites, and three replenishment L-band satellites. We are building a leadership team that will support our ambitions for disciplined growth, instilling more operational and business rigor, and sharpening our focus on cash flows as we capture further capital synergies. In tandem, we are continuously refining our operating model building on the early integration work to ensure relentless focus on effective, agile delivery. 3. Sustain and improve mobility business growth while advancing inflection to positive free cash flow. We are proud of the businesses and trusted reputation we’ve built with our customers. Our communication services portfolio enjoys a strong right to win, high margin profile and long-term attractive growth in mobility focused markets. We are bolstering our competitive advantages by expanding coverage and capacity, steadily improving service level agreements, introducing multi-orbit optionality, and developing a growing ecosystem of services and partners. We are well-positioned for profitable growth through business model innovation, higher-performance satellites supporting faster speeds and more throughput globally and especially in highest demand locations, and partnerships with other spectrum rights holders. We are making steady progress and consistent to prior guidance, we have a clear line of sight towards positive free cash flow by the end of Q1 FY2026. We will remain focused during FY2025 on building a solid foundation for sustained growth. We see attractive opportunities in large and expanding defense and enterprise global mobility markets that are driven by the benefits of constant connectivity in an environment of steadily compounding increases in bandwidth demand. And we are strategically established, as satellite is the best alternative for mobile platforms where wired connections are simply not possible, and terrestrial wireless is out of reach, and/or inadequate. Our near-term growth plan centers around four key initiatives: › Integrate the first ViaSat-3 satellite (VS3-F1) into our global network in the Americas – capitalizing on its dynamic beam-forming capability in the mobile environment. We’ve already demonstrated 200 Mbps links to aircraft, and the satellite has the ability to focus its bandwidth only where it’s needed in real time. That makes its capacity much more effective than satellites, or individual satellite beams, that see only sporadic usage. We continue to expect VS3-F1 to enter revenue generating service in Q1 FY2025, i.e. mid-calendar year 2024. Corrective actions on VS3-F2 are being implemented to prevent the cause of the VS3-F1 anomaly, or to enable the antennas to deploy correctly even if a similar cause were to happen. Our network integration experience with VS3-F1 may also provide schedule margin for bringing VS3-F2 and VS3-F3 into service.

Efficiently augment our organic broadband global capacity with operational productivity enhancements and select 3rd-party partnerships. Viasat has a leading reputation for measurable, reliable service delivery. We achieve that by efficiently forecasting and matching customer demand with bandwidth in the right place, at the right time – even in the highest demand locations. By taking advantage of our fleet of organic and partner satellites, and the dynamic beam-forming of our newest ones, we can derive substantially more value from already on-orbit resources – yielding capex synergies. We have executed an agreement with a LEO broadband network to support hybrid multi-orbit services that, when efficiently integrated with our network, can improve service and support low latency applications. We expect to continue integrating hybrid multi-orbit into all of our enterprise mobility services. Expand value-added services delivering measurable economic value to our enterprise customers. Our customers are in capital intensive businesses, so cost efficiency and monetization opportunities are key to their business models and their own competitive advantage. Deliver industry-leading utilization and improve capital efficiency. We have five new state-of-the-art adaptive broadband satellites and two polar coverage satellites planned to enter service over about the next 3 years that will multiply our bandwidth resources at very competitive fulfillment costs – improving service delivery and enabling growth.With most of those costs already incurred, we are already on a path to steadily reduce annual capital investments. We are dedicated to being a dynamic competitor in global mobile broadband and narrowband communications for the long run. We will continue scaling our mobile broadband services and are adding multi-orbit components to compete most effectively in our primary enterprise and defense target markets. The VS3-F1 antenna deployment anomaly is motivating us to reduce the cost and schedule for future satellites via design improvements that benefit ROIC, and further drive down bandwidth fulfillment costs while also improving service quality. We are committed to providing enhanced financial transparency into our key initiatives and portfolio of businesses. Effective with our Q4 FY2024 earnings, we will be providing more insight into our satellite roadmap, development progress, and anticipated service entry dates (see page 10). In May 2024, beginning with the first quarter of fiscal year 2025, we initiated a new segment reporting structure to better reflect our global mobility strategy and diverse end markets. Following this re-segmentation, Viasat will have two reportable segments: “Communication Services” and “Defense and Advanced Technologies”. This new segment reporting will also include revenue data for each of the major business units within each segment. All historical segment financial information will be recast in our next Form 10-Q filing to conform to this new reporting structure in our financial statements and accompanying notes. Our long-term view of this evolution of the satellite ecosystem is one of the motivations of the Viasat – Inmarsat merger. Viasat has a long history of both technology and business model innovation. Inmarsat was formed at about the same time as a United Nations (UN) initiative for global cooperation to enable maritime, and then aeronautical, safety. We recently helped create the Mobile Satellite Services Association (MSSA) to facilitate the adoption of new open technology standards and open network architectures that can bring innovations that are compatible with emerging Non-Terrestrial Networks (NTN), integrating Mobile Satellite Services into the global Mobile Network Operator (MNO) environment. We envision new open ecosystems will emerge in the broadband networks marketplace as well. We see great opportunity to increase the scale and adoption of satellite services, driven by a vision of global cooperation, technically advanced standards, open architectures, and especially innovative business models and services. Viasat has evolved very successfully through several transformational stages over our history. As we pursue this next phase of evolution, we see a dynamically changing landscape, coupled with immense opportunity. This past year we’ve faced challenges and embraced a major acquisition. We’ve had to take some difficult measures, maintained our focus, met our near-term business objectives, and achieved results above the high end of our guidance for the fiscal year. As we meet rising expectations for service quality and certainty, we are capturing more and more real world data on how, when, and where our customers, and their customers, use satellite connectivity. We leverage that knowledge to help our customers compete and win, dynamically manage our own network ecosystem, and shape our future space system architecture and service portfolio. We are focused on serving our customers, our employees and partners, and, of course, our shareholders. We are energized by the pace of change. We know we have work to do. We are up to the challenge. Shareholder Letter Q4 Fiscal Year 2024 1 Shareholder Letter Q4 Fiscal Year 2024 2

FY2024 Year in Review

Financial Highlights

- Established record awards of $4.2 billion driven by a 10-month contribution from the Inmarsat acquisition, an increase of 47% YoY
- Delivered record revenue of $4.3 billion, a 68% increase from $2.6 billion a year ago; Combined revenue, excluding the non-recurring contribution from the litigation settlement, increased 9% YoY to $4.5 billion
- Realized $1.1 billion net loss due primarily to approximately $905 million of net write-down charges related to VS3-F1, Inmarsat-6 F2 and VS4
- Achieved $1.4 billion in Adjusted EBITDA from continuing operations, a 181% YoY increase; Combined Adjusted EBITDA, excluding the non-recurring contribution from the litigation settlement, grew 6% YoY to $1.5 billion
- Generated $688 million in operating cash flow; excluding the net impact of one-time items, operating cash flow was approximately $850 million
- Net leverage[4] decreased to 3.6x from 3.9x in Q1 FY2024, the first quarter post-Inmarsat acquisition, reflecting the strategic integration actions translating to strong Adjusted EBITDA performance and successful collection of satellite insurance proceeds to date of approximately $500 million

Business Highlights

- Closed the transformational acquisition of Inmarsat on May 30, 2023, re-aligned our organization and accelerated $100 million in annualized cash operating savings
- Completed the VS3-F1 spacecraft handover and expect commercial in-service to commence in Q1 FY2025
- Provided Ka-band connectivity services for approximately 19,770 vessels and aircraft at the end of Q4 FY2024
- Diversified our business portfolio into the fastest growing verticals, Satellite Services generated over 76% of FY2024 segment revenue from aviation, maritime and enterprise customers



AWARDS
$ in billions
Reported Continuing Ops
$2.3
$2.8
$4.2
FY22
FY23
FY24



BACKLOG
$ in billions
Reported Continuing Ops
$1.6
$1.7
$3.7
FY22
FY23
FY24



REVENUE
$ in billions
Combined
Reported Continuing Ops
$3.9
$4.2
$4.6
$2.4
$2.6
$4.3
FY22
FY23
FY24



ADJ. EBITDA[1]
$ in millions
Combined
Reported Continuing Ops
$1,302
$1,452
$1,575
$476
$501
$1,410
FY22
FY23
FY24



OPERATING INCOME (LOSS)
$ in millions
Reported Continuing Ops
($113.1)
($156.0)
($889.8)
FY22
FY23
FY24



NET INCOME (LOSS)[2]
$ in millions
Reported Continuing Ops
($114.7)
($217.6)
($1,058.5)
FY22
FY23
FY24

Shareholder Letter | Q4 Fiscal Year 2024 3

Q4 FY2024 Financial Results

- Revenue of $1.2 billion in Q4 FY2024 increased 73% compared to revenue of $666 million in Q4 FY2023 driven by the contribution from Inmarsat. Combined revenue grew 5% YoY from strength in encryption products and aviation services and products
- Net loss from continuing operations of $90 million for Q4 FY2024 increased compared to the net loss of $62 million in the prior year period primarily due to increased interest expense associated with indebtedness incurred in connection with the Inmarsat acquisition, which was partially offset by improved operating performance and increased tax benefit
- Q4 FY2024 Adjusted EBITDA from continuing operations was $358 million, an increase of 188% YoY driven by the contribution from Inmarsat. Combined Adjusted EBITDA decreased by 3% YoY reflecting an expected decline in fixed broadband service revenue and higher R&D expenditures in the quarter, largely offset by significant growth in demand for aviation services
- Government Systems revenue increased 77% YoY due to the addition of Inmarsat. Combined revenue was up 7% over the prior year period from growth in encryption products and tactical satcom networks
- Satellite Services revenue grew 95% YoY due to the addition of Inmarsat. Combined revenue was up 2% over the prior year period with growth from aviation services more than offsetting declines in fixed broadband services
- Awards for the quarter were $1.1 billion, an increase of 59% YoY due to the full quarter contribution from the acquisition of Inmarsat, energy products and antenna system products
- Net leverage decreased sequentially to approximately 3.6x of estimated combined LTM Adjusted EBITDA

AWARDS
$ in millions



Reported Continuing Ops
$699
$803
$1,019
$1,218
$1,114
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

REVENUE
$ in millions



Combined
Reported Continuing Ops
$1,091
$1,061
$1,225
$1,129
$1,150
$666
$780
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

OPERATING INCOME (LOSS)
$ in millions



Reported Continuing Ops
($72.7)
($41.5)
($804.7)
($43.9)
$0.3
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

BACKLOG
$ in millions



Reported Continuing Ops
$1,659
$3,849
$3,644
$3,722
$3,696
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

ADJ. EBITDA[1]
$ in millions



Combined
Reported Continuing Ops
$368
$347
$486
$383
$358
$124
$183
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

NET INCOME (LOSS)[2]
$ in millions



Reported Continuing Ops
($61.5)
($77.0)
($767.2)
($124.4)
($89.8)
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

Shareholder Letter | Q4 Fiscal Year 2024 4

Government Systems

AWARDS, REVENUE AND ADJ. EBITDA[1]
$ in millions



Combined
Reported Continuing Ops
$183
$386
$361
$218
$386
$121
$58
$117
Awards
Revenue
Adj. EBITDA
Q4 FY23
Q4 FY24

BACKLOG AND UNAWARDED IDIQ
$ in millions



Reported Continuing Ops
$493
$1,316
$2,535
$6,361
Backlog
Unawarded IDIQ
Q4 FY23
Q4 FY24



Segment Highlights

- Partnering with Rocket Lab to enable on-demand, low-latency data relay services for LEO satellites in support of NASA's Communications Services Project program, which is evaluating commercial satellite communications services and technologies to support near-Earth communications requirements
- Awarded a contract from Northrop Grumman to support the U.S. Air Force Research Laboratory initiative called the Defense Experimentation Using Commercial Space Internet program; our ViaSat-3 Satellite Communications Network will enable military users to easily access high-bandwidth satellite internet connectivity from existing USAF aircraft or ground vehicles
- Named the winner of the Government Mobile Innovation category in the Mobile Satellite User Association's 2024 Satellite Mobile Innovation Awards for our InCommand solution, which enables commanding and telemetry on-demand for space assets operating below geostationary orbit

Awards

Q4 FY2024 Government Systems awards more than doubled YoY to $386 million. The main contributors to the YoY growth were the full quarter impact from Inmarsat and tactical satcom networks offset by lower awards from government mobile broadband. Q4 FY2024 backlog of $1.3 billion was an increase of 167% YoY and also driven by the addition of Inmarsat. Unawarded IDIQ contract value at the end of Q4 FY2024 was $6.4 billion.

Revenue

In Q4 FY2024, Government Systems revenue was $386 million, a 77% increase compared to the prior year period due to the addition of Inmarsat. Combined revenue was up 7% YoY. The largest drivers of the YoY growth were from increased demand for high-speed network encryption products and tactical satcom networks. Offsetting the growth was lower revenue from government mobile broadband products and Inmarsat government services.

Adjusted EBITDA

Government Systems Q4 FY2024 Adjusted EBITDA increased by 104% YoY to $117 million driven by Inmarsat. Combined Adjusted EBITDA declined 3% YoY from lower revenue flow through in government mobile broadband, increased program costs and higher R&D expenditures.

Shareholder Letter | Q4 Fiscal Year 2024 5

Satellite Services

AWARDS, REVENUE AND ADJ. EBITDA[1]
$ in millions



Combined
Reported Continuing Ops
$292
$509
$564
$577
$296
$266
$282
$85
Awards
Revenue
Adj. EBITDA
Q4 FY23
Q4 FY24

REVENUE MIX
Annual and Quarterly Trends



Reported Continuing Ops
23%
12%
35%
45%
76%
FY20
FY21
FY22
FY23
FY24
50%
65%
77%
79%
81%
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24
U.S. Fixed Broadband
Aviation / Maritime / Enterprise / Other

SERVICE METRICS - KA BAND ONLY
End of period vessels and aircraft



2,510
19,550
19,770
Q4 FY23
Q3 FY24
Q4 FY24
Commercial Aviation
Business Aviation
Maritime

Segment Highlights

- Reached 81% of Q4 FY2024 segment revenue driven by aviation, maritime, enterprise and other services primarily from the full quarter impact from Inmarsat and continuing growth in commercial aviation IFC services
- Selected by several commercial aviation customers to enable or expand their IFC solutions including Royal Jordanian Airlines' selection to install IFC equipment on 40+ aircraft, expansion of our relationship with Icelandair to equip their new Airbus fleet and an additional 40 widebody aircraft for Korean Air
- Enabled our first airline partner, easyJet, to enter commercial service on the ground-breaking Iris program, an initiative led by the European Space Agency and Viasat to leverage the latest generation of satellite technology to help modernize air traffic management
- Developed a hybrid, multi-layer managed service for Maritime customers: NexusWave, launched in Q1 FY2025 and available for installation from Q2 FY2025, is a scalable, bonded network solution providing global coverage, speed, capacity, and resilience to meet the needs of the global shipping industry

Revenue

In Q4 FY2024, Satellite Services revenue increased 95% YoY to $577 million driven by the Inmarsat acquisition. Combined revenue increased 2% compared to Q4 FY2023. The YoY increase was due to the substantial growth from both commercial and business aviation aircraft in service, which offset the decline in U.S. fixed broadband. Momentum continues in our combined fleet of commercial and business aviation aircraft, with both growing YoY and sequentially. We continue to win new airline relationships alongside executing on our existing aircraft backlog. Commercial and business aviation ended the quarter with approximately 3,650 and 1,780 aircraft in service, respectively.

Adjusted EBITDA

Satellite Services Q4 FY2024 Adjusted EBITDA more than tripled YoY to $282 million due to the contribution from Inmarsat. Combined Adjusted EBITDA grew 6% YoY as a result of the aviation services incremental revenue flow through and focus on cost management of SG&A expenditures. These growth drivers more than offset YoY declines in U.S. fixed broadband services. Q4 FY2024 Adjusted EBITDA margin of 49% expanded approximately 170 basis points compared to Combined Adjusted EBITDA margin in the prior year period.

Shareholder Letter | Q4 Fiscal Year 2024 6

Commercial Networks

AWARDS, REVENUE AND ADJ. EBITDA[1]
$ in millions


Combined
Reported Continuing Ops
$223
$219
$167
$188
$153
($18)
($19)
($41)
Awards
Revenue
Adj. EBITDA
Q4 FY23
Q4 FY24




MY HOME

Segment Highlights

- Completed the VS3-F1 spacecraft handover process in Q4 FY2024 with Viasat's satellite control center operating the spacecraft and commercial in-service expected in Q1 FY2025 or mid calendar 2024
- For VS3-F2, we continue to expect to complete extensive testing and spacecraft integration placing the satellite into commercial service by late calendar 2025. VS3-F3 remains on track to go into commercial service mid to late calendar 2025
- Started receiving insurance claims in Q4 FY2024 for both Inmarsat-6 F2 and VS3-F1. At the close of the quarter, we received approximately 65% of our anticipated $770 million of insurance claims

Awards

Commercial Networks Q4 FY2024 awards decreased 2% YoY to $219 million due to the timing of orders for commercial air IFC terminals, which experienced significant order demand from the prior year quarter. Offsetting the YoY decline was growth from antenna systems' government program wins and strong awards from energy product solutions. Backlog was $648 million at the end of Q4 FY2024, a 16% decline YoY as we worked through the backlog of IFC terminal deliveries throughout the year.

Revenue

In Q4 FY2024, Commercial Networks revenue was $188 million, a 23% increase YoY. Combined revenue increased 12% YoY driven primarily by commercial air IFC terminal deliveries. The Combined YoY increase was partially offset by decreases in maritime and enterprise products. At the end of Q4 FY2024, we had over 1,360 commercial aircraft anticipating installation of IFC equipment under existing customer agreements, which gives us momentum to continue increasing our installation base heading into FY2025.

Adjusted EBITDA

Q4 FY2024 Commercial Networks Adjusted EBITDA was a $41 million loss, an increase compared to an $18 million loss in Q4 FY2023. Combined Adjusted EBITDA loss increased 122% compared to a $19 million loss in Q4 FY2023 driven by lower contributions from aviation, maritime and enterprise products alongside higher R&D expenditures.

Shareholder Letter | Q4 Fiscal Year 2024 7

Balance Sheet, Cash Flows and Liquidity

OPERATING CASH FLOW
$ in millions


Reported Continuing Ops
$50
$104
$219
$134
$232
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

CAPITAL EXPENDITURE
$ in millions


Combined
Reported Continuing Ops
$442
$449
$366
$421
$378
$314
$375
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

NET DEBT & NET LEVERAGE RATIO[4]
$ in billions (except net leverage)


2.0x
3.9x
3.7x
3.8x
3.6x
$1.1
$5.5
$5.6
$5.9
$5.6
Q4 FY23
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24

Operating Cash Flow

Viasat generated $232 million in operating cash flow during Q4 FY2024 and $688 million for FY2024. The fiscal year operating cash flow includes the contribution of ten months of operating results from our Inmarsat acquisition and reflects several one-time items that negatively impacted operating cash flow generation. It included approximately $165 million in cash payments primarily related to acquisition and integration activities, taxes payable on the gain from the divestiture of the Link-16 TDL business, partially offset by cash received from the litigation settlement catch-up payments. Excluding those items, operating cash flow would have been approximately $850 million.

Capital Expenditure

Q4 FY2024 capital expenditures were $378 million, an increase of 21% YoY and a decline of 10% sequentially. Combined capital expenditures declined 15% YoY. The Combined decline was primarily related to lower capital expenditure from customer premise equipment and other infrastructure costs. Sequentially, the decrease primarily reflects timing of satellite-related expenditure and lower general infrastructure costs.

Debt and Leverage

Viasat ended Q4 FY2024 with $3.0 billion in available liquidity, which consisted of $1.9 billion in cash and cash equivalents and $1.1 billion of combined borrowing ability under our two undrawn revolving credit facilities. Net debt of the combined companies was $5.6 billion and our net leverage ratio declined sequentially to 3.6x of estimated combined LTM Adjusted EBITDA.

Shareholder Letter | Q4 Fiscal Year 2024 8

Outlook We view FY2025 as a springboard to our multi-year transformation enabling accelerated revenue growth, Adjusted EBITDA growth, and a continued step down in capital expenditures in FY2026. We are incorporating the schedules for service entry of new satellites (including VS3-F2 and VS3-F3) into our financial outlooks. We expect none of those will impact FY2025, but VS3-F3 and VS3-F2 will begin to impact FY2026, as noted in our satellite roadmap (see next page) which provides a full view of development progress and anticipated service entry dates. Effective with this letter, we will focus on in-service dates as these are the most critical milestones for our customers and the most relevant to our valued shareholders and are what best inform our growth outlook. As a reminder, we closed the acquisition of Inmarsat on May 30, 2023. To facilitate comparability, Inmarsat’s financial results for the period prior to the acquisition are included with Viasat’s on a Combined basis in our YoY comparisons below. For FY2025 we expect roughly flat YoY revenue growth excluding the one-time catch-up benefits from the litigation settlement of $95 million in Q2 FY2024. For FY2025 we expect low to mid-single-digit YoY Adjusted EBITDA growth excluding the one-time benefits from the litigation settlement of $86 million in Q2 FY2024. Satellite Services revenue is expected to decline low to mid-single digits in FY2025 compared to FY2024 reflecting an expected decline in U.S. fixed broadband revenue as we continue to prioritize capacity to our higher margin mobility businesses. The fixed broadband decline will be mostly offset by growth in mobility services revenue, taking into account substantially lower expected OEM deliveries of new aircraft to our customers. Government Systems revenue is expected to achieve high-single digit YoY growth in FY2025, driven by increasing demand for equipment including encryption products, partially offset by a decline in tactical networking. Government Systems revenue visibility for FY2025 is supported by backlog of over $1.3 billion, alongside growing recurring government service revenue contributions from Inmarsat. Commercial Networks revenue is expected to grow mid-single digits in FY2025 compared to FY2024 excluding the catch-up impacts of the FY2024 litigation settlement driven by the recurring contributions under certain licensing agreements and in advanced technologies solutions. Commercial Networks revenues associated with aviation terminal sales are also expected to be impacted by substantially lower anticipated OEM aircraft deliveries in FY2025. We continue to expect net leverage to increase modestly by the end of FY2025 given the current year benefit from accelerated insurance payments, reaching peak levels prior to our turn to free cash flow in the first half of calendar 2025. In FY2025 we continue to expect capital expenditures to decline to a range of $1.4 billion to $1.5 billion (range includes approximately $450 million for Inmarsat related capital expenditures), building on approximately $175 million of benefits achieved in FY2024 relative to our prior outlook. The FY2025 range excludes the benefit from insurance recoveries, as capitalized software and network synergies offset a portion of the FY2024 satellite expenditures that moved into FY2025. A preliminary view of FY2026 indicates we expect to grow revenue and Adjusted EBITDA again in FY2026 relative to FY2025 as a majority of our $3.3 billion assets under construction go into commercial service. Capital expenditures for FY2026 are expected to continue to decline to a range of $1.1 billion to $1.2 billion. Consistent to prior guidance, we expect an inflection to positive free cash flow by the end of Q1 FY2026 driven by double-digit operating cash flow growth and accelerating declines in capital expenditures as we work toward more normalized capital expenditure levels in line with satellites going into commercial service. Together we built a strong foundation of unique space and ground assets to serve vast and growing markets. We will carry forward our innovative spirit, customer focus, and passion to connect a world on the move. Our team is poised to realize our full potential with disciplined agility and a renewed commitment to serve our customers and shareholders. Sincerely, Mark Dankberg Guru Gowrappan

Viasat Satellite Roadmap



Phase[1,2]
Satellite
Design
Assembly, Integration and Test (AI&T)
Launch & Early Orbit Phase (LEOP)
Anticipated Service Entry
PDR
CDR
AI&T
TVAC
Mechanical Environments
Final Ground Test
Ready to Ship
Launch Campaign
Launch
Orbit Raising
IOT
ViaSat-3F1
Mid 2024
Partner: BOEING
ViaSat-3F2
Late 2025
Partner: BOEING
ViaSat-3F3
Mid-Late 2025
Partner: BOEING + L3HARRIS
GX-10A/B
Early-Mid 2025
Partner: Undisclosed
GX-7/8/9
2027
Partner: AIRBUS
Inmarsat-8
2028
Partner: Swissto12

Multi-dimensional, flexible network driving global coverage & capacity and high utilization

Key Design Differentiator

ViaSat-3	GX-10A/B	GX-7/8/9	Inmarsat-8
Highest Capacity & Flexibility	Polar Coverage	High Flexibility	Capital Efficient Global Safety Service



[1] Progress bars are not to scale and are for illustrative purposes only

[2] The names of certain key partners have been redacted for confidentiality reasons

Shareholder Letter | Q4 Fiscal Year 2024 | 10

Endnotes
1. A reconciliation of Adjusted EBITDA to net income (loss) attributable to Viasat, Inc. common stockholders, and of Adjusted EBITDA using International Financial Reporting Standards (IFRS) of Connect Bidco Limited (which is not materially different from Inmarsat’s Adjusted EBITDA), before giving effect to conforming changes to reflect Viasat’s Adjusted EBITDA presentation, to profit (loss) of Connect Bidco Limited (IFRS), is provided at the end of this letter. See “Use of Non-GAAP Financial Information” for additional information.
2. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders.
3. “Combined” financial information has been prepared by combining Viasat’s results of operations from continuing operations for the periods presented with the results of operations of Connect Topco Limited and its subsidiaries (collectively, Inmarsat) for periods prior to the closing of the Inmarsat acquisition on May 30, 2023, together with certain adjustments and reclassifications to reflect purchase price accounting, to conform Inmarsat’s results of operations (which are reported in accordance with IFRS) to GAAP, and to conform to the presentation of Viasat’s historical financial information. A reconciliation of the adjustments made is provided at the end of this letter. See “Use of Non-GAAP Financial Information” for additional information.
4. Net leverage ratio is defined as principal amount of total debt less cash and cash equivalents and short-term investments divided by estimated combined Adjusted EBITDA for the twelve-month period ended March 31, 2024. Estimated combined LTM Adjusted EBITDA is calculated by combining Viasat’s Adjusted EBITDA from continuing operations for the applicable period (which includes Adjusted EBITDA of Inmarsat for periods subsequent to the acquisition) and the estimated Adjusted EBITDA of Inmarsat for periods through the closing of the Inmarsat acquisition (which, for the net leverage ratio is the two months ended May 30, 2023). See “Use of Non-GAAP Financial Information” for additional information.
Shareholder Letter | Q4 Fiscal Year 2024 11

Forward Looking Statements
This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the expected benefits, synergies, cost savings, growth opportunities and other financial and operating benefits of the Inmarsat acquisition and the quantum and timing thereof; projections of earnings, revenue, Adjusted EBITDA, net leverage, free cash flow, capital investments, costs, expected cost savings and synergies, or other financial items, including financial guidance and outlook and expectations for performance and results of operations in FY2025 and beyond; anticipated trends in our business or key markets; the construction, completion, testing, launch, commencement of commercial service, expected performance and benefits of satellites (including future satellites planned or under construction) and the timing thereof; the extent and impact of anomalies on the ViaSat-3 F1 and Inmarsat-6 (I-6) F2 satellites, the anticipated functionality or performance of such satellites and any potential remedial or mitigating measures that may be undertaken or insurance proceeds that may be recoverable in connection therewith; the expected capacity, coverage, service speeds and other features of our satellites, and the cost, economics and other benefits associated therewith; anticipated subscriber growth; international growth opportunities; the ability to capitalize on backlog and awards received and unawarded IDIQ contract vehicles; future economic conditions; the development, demand, customer acceptance and anticipated performance of technologies, products or services; our plans, objectives and strategies for future operations; statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: risks that the Inmarsat acquisition disrupts current plans and operations or diverts management's attention from our business; the ability to realize anticipated benefits and synergies of the Inmarsat acquisition, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, and the realization of operating efficiencies and cost savings (including the timing and amount thereof); our ability to realize the anticipated benefits of any existing or future satellite; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan on our anticipated timeline or at all; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, launch, operational or deployment failure or degradation in satellite performance; capacity constraints in our business in the lead-up to the launch of services on new satellites; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www. sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason.
Shareholder Letter | Q4 Fiscal Year 2024 12

Use of Non-GAAP Financial Information
To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.
In addition, to assist investors in evaluating Viasat’s historical and comparative financial performance to prior and future periods, Viasat is providing unaudited supplemental adjusted combined (referred to in this letter as “Combined”) financial information that shows, for illustrative purposes only, certain financial information of Viasat for fiscal years 2023 and 2024 and the fiscal quarters ended March 31, 2023 and June 30, 2023 on an adjusted combined basis. This supplemental information has been prepared by combining Viasat’s results of operations from continuing operations for the periods presented with the results of operations of Connect Topco Limited and its subsidiaries (collectively, Inmarsat) for periods prior to the closing of the Inmarsat acquisition on May 30, 2023, together with certain adjustments and reclassifications to reflect purchase price accounting, to conform Inmarsat’s results of operations (which are reported in accordance with IFRS) to GAAP, and to conform to the presentation of Viasat’s historical financial information. This Combined financial information is unaudited, does not include pro forma adjustments to reflect the Inmarsat acquisition and related transactions, and does not purport to be indicative of what the combined company’s results of operations would have been if the Inmarsat acquisition and related transactions had occurred at the beginning of the periods presented. Viasat and Inmarsat have different fiscal years, and therefore Inmarsat’s results for the twelve-month period ended March 31, 2023 were derived by subtracting Inmarsat’s historical results of operations for the three months ended March 31, 2022 from its historical results of operations for the year ended December 31, 2022, and adding Inmarsat’s historical results of operations for the three months ended March 31, 2023. In addition, the adjustments to arrive to the Combined financial information do not reflect non-recurring charges incurred in connection with the Inmarsat acquisition (other than to the extent already reflected in actual historical results), nor any cost savings and synergies that have resulted and are expected to result from the Inmarsat acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the Inmarsat acquisition. The presentation of this Combined financial information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP or (in the case of Inmarsat) IFRS. A reconciliation of the historical reported IFRS Adjusted EBITDA of Connect Bidco Limited (which is not materially different from Inmarsat’s Adjusted EBITDA), before giving effect to conforming changes to reflect Viasat’s Adjusted EBITDA presentation, to IFRS profit (loss) of Connect Bidco Limited, as well as the adjustments made to derive the Combined financial information, are provided in the tables below. Readers are cautioned not to place undue reliance on this Combined financial information, which has been prepared for illustrative purposes only.
Copyright © 2024 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.
Shareholder Letter | Q4 Fiscal Year 2024 13

Viasat Fourth Quarter Fiscal Year 2024 Results

Financial Results

(In millions, except per share data)	Q4FY24	Q4FY23	Year-Over-Year Change	FY24	FY23	Year-Over-Year Change
Revenues from continuing operations	$1,150.0	$666.1	73%	$4,283.8	$2,556.2	68%
Revenues from discontinued operations	—	—	*	—	$247.1	*
Total	$1,150.0	$666.1	73%	$4,283.8	$2,803.2	53%
Net income (loss) (1), (8)	($100.3)	$1,196.8	*	($1,068.9)	$1,084.8	*
Non-GAAP net income (loss) (1), (9)	($30.5)	$13.3	*	$148.5	($0.6)	*
Adjusted EBITDA (9)	$357.7	$124.2	188%	$1,410.4	$583.2	142%
Diluted per share net income (loss) (1)	($0.80)	$15.56	*	($9.12)	$14.29	*
Non-GAAP diluted per share net income (loss) (1), (2), (9)	($0.24)	$0.17	*	$1.25	($0.01)	*
Fully diluted weighted average shares (2)	125.9	76.9	64%	117.2	75.9	54%

New contract awards (3), (6)	$1,114.4	$699.0	59%	$4,155.0	$3,213.4	29%
Sales backlog from continuing operations (4)	$3,696.0	$1,658.9	123%	$3,696.0	$1,658.9	123%
Sales backlog from discontinued operations (4)	—	—	*	—	—	*
Total (4)	$3,696.0	$1,658.9	123%	$3,696.0	$1,658.9	123%
Segment Results
(In millions)	Q4FY24	Q4FY23	Year-Over-Year Change	FY24	FY23	Year-Over-Year Change
Satellite Services
New contract awards (3)	$509.3	$292.3	74%	$1,935.1	$1,226.8	58%
Revenues	$576.5	$295.7	95%	$2,141.8	$1,210.7	77%
Operating profit (loss) (5), (7)	$8.6	($27.9)	*	($770.9)	($41.0)	*
Adjusted EBITDA (7)	$281.6	$84.6	233%	$1,025.3	$368.3	178%

Commercial Networks
New contract awards	$219.4	$223.3	(2)%	$555.4	$750.7	(26)%
Revenues	$187.7	$152.6	23%	$777.8	$612.6	27%
Operating profit (loss) (5), (7)	($61.0)	($54.9)	11%	($135.0)	($145.3)	(7)%
Adjusted EBITDA (7)	($41.1)	($18.0)	128%	($38.5)	($44.5)	(13)%

Government Systems
New contract awards (6)	$385.7	$183.4	110%	$1,664.5	$1,235.9	35%
Revenues from continuing operations	$385.8	$217.8	77%	$1,364.1	$732.8	86%
Revenues from discontinued operations	—	—	*	—	$247.1	*
Total	$385.8	$217.8	77%	$1,364.1	$979.8	39%
Operating profit (loss) from continuing operations (5), (7)	$78.9	$17.6	349%	$243.2	$60.2	304%
Operating profit (loss) from discontinued operations (5)	—	—	*	—	$65.7	*
Operating profit (loss) (5), (7)	$78.9	$17.6	349%	$243.2	$125.9	93%
Adjusted EBITDA (7), (9)	$117.3	$57.6	104%	$423.6	$259.3	63%
Adjusted EBITDA from continuing operations (7)	$117.3	$57.6	104%	$423.6	$177.3	139%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three and twelve months ended March 31, 2024 and March 31, 2023 financial information resulted in a net loss from continuing operations, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three months ended March 31, 2023 and twelve months ended March 31, 2024 resulted in non-GAAP net income, 78.0 million and 118.6 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our Satellite Services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

(5)	Before corporate and amortization of acquired intangible assets.
(6)	Amounts include awards from discontinued operations of $384.4 million for the twelve months ended March 31, 2023.
(7)	These amounts were restated to include certain corporate and other indirect costs previously allocated to the discontinued business that have been reallocated across all segments for fiscal year 2023.
(8)	Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders, and includes net income (loss) from both continuing and discontinued operations.
(9)

Amounts include both continuing and discontinued operations for the three and twelve months ended March 31, 2024 and March 31, 2023, excluding the Q4 FY2024 loss and the Q4 FY2023 gain on the Link-16 TDL Sale.

*	Percentage not meaningful.

Note: Some totals may not foot due to rounding.

Shareholder Letter | Q4 Fiscal Year 2024   14

Viasat Fourth Quarter Fiscal Year 2024 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Twelve months ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Revenues:
Product revenues	$337,990	$271,357	$1,279,164	$954,126
Service revenues	812,023	394,742	3,004,594	1,602,032

Total revenues	1,150,013	666,099	4,283,758	2,556,158

Operating expenses:
Cost of product revenues	269,758	207,968	973,375	736,446
Cost of service revenues	553,861	284,084	1,928,721	1,098,308
Selling, general and administrative (1)	253,346	206,965	1,893,650	718,626
Independent research and development	46,492	32,298	150,653	128,923
Amortization of acquired intangible assets	26,261	7,476	227,165	29,811

Income (loss) from operations	295	(72,692)	(889,806)	(155,956)
Interest (expense) income, net	(101,103)	4,504	(304,140)	(7,297)
Other income, net	—	—	—	1,098

Income (loss) from continuing operations before income taxes	(100,808)	(68,188)	(1,193,946)	(162,155)
(Provision for) benefit from income taxes from continuing operations	11,368	9,627	139,474	(49,418)
Equity in income (loss) of unconsolidated affiliates, net	3,957	(13)	6,975	(66)

Net income (loss) from continuing operations	(85,483)	(58,574)	(1,047,497)	(211,639)
Net income (loss) from discontinued operations, net of tax	(10,422)	1,258,342	(10,422)	1,302,387

Net income (loss)	(95,905)	1,199,768	(1,057,919)	1,090,748
Less: net income (loss) attributable to noncontrolling interest, net of tax	4,358	2,930	10,985	5,942

Net income (loss) attributable to Viasat, Inc.	$(100,263)	$1,196,838	$(1,068,904)	$1,084,806

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.80)	$15.56	$(9.12)	$14.29

Diluted common equivalent shares (2)	125,867	76,921	117,189	75,915

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended		Twelve months ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(100,263)	$1,196,838	$(1,068,904)	$1,084,806
Amortization of acquired intangible assets	26,261	7,476	227,165	29,811
Stock-based compensation expense	17,962	19,518	83,631	84,459
Acquisition and transaction related expenses (3)	27,325	53,416	157,579	93,548
(Gain) loss on the Link-16 TDL Sale	11,000	(1,661,891)	11,000	(1,661,891)
Satellite impairment and related charges, net	—	—	905,496	—
Income tax effect (4)	(12,749)	397,984	(167,476)	368,692

Non-GAAP net income (loss) attributable to Viasat, Inc. (5)	$(30,464)	$13,341	$148,491	$(575)

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.24)	$0.17	$1.25	$(0.01)

Diluted common equivalent shares (2)	125,867	77,998	118,626	75,915

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended		Twelve months ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(100,263)	$1,196,838	$(1,068,904)	$1,084,806
Provision for (benefit from) income taxes	(11,946)	393,922	(140,052)	474,574
Interest expense (income), net	101,103	(4,504)	304,140	7,297
Depreciation and amortization	312,554	126,897	1,157,524	500,377
Stock-based compensation expense	17,962	19,518	83,631	84,459
Acquisition and transaction related expenses (3)	27,325	53,416	157,579	93,548
(Gain) loss on the Link-16 TDL Sale	11,000	(1,661,891)	11,000	(1,661,891)
Satellite impairment and related charges, net	—	—	905,496	—

Adjusted EBITDA (5)	$357,735	$124,196	$1,410,414	$583,170

(1)	Amounts include satellite impairment and related charges, net, of approximately $905 million for the twelve months ended March 31, 2024.
(2)

As the three and twelve months ended March 31, 2024 and March 31, 2023 financial information resulted in a net loss from continuing operations, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the twelve months ended March 31, 2024 and three months ended March 31, 2023 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Costs typically consist of acquisition, integration, and disposition related costs.
(4)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(5)

Amounts include both continuing and discontinued operations for the three and twelve months ended March 31, 2024 and March 31, 2023, excluding the Q4 FY2024 loss and the Q4 FY2023 gain on the Link-16 TDL Sale.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Twelve months ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
GAAP net income (loss) from continuing operations attributable to Viasat, Inc.	$(89,841)	$(61,504)	$(1,058,482)	$(217,581)
Provision for (benefit from) income taxes	(11,368)	(9,627)	(139,474)	49,418
Interest expense (income), net	101,103	(4,504)	304,140	7,297
Depreciation and amortization	312,554	126,897	1,157,524	493,571
Stock-based compensation expense	17,962	19,518	83,631	82,112
Acquisition and transaction related expenses (3)	27,325	53,416	157,579	86,296
Satellite impairment and related charges, net	—	—	905,496	—

Adjusted EBITDA from continuing operations	$357,735	$124,196	$1,410,414	$501,113

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Twelve months ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
GAAP net income (loss) from discontinued operations attributable to Viasat, Inc.	$(10,422)	$1,258,342	$(10,422)	$1,302,387
Provision for (benefit from) income taxes	(578)	403,549	(578)	425,156
Depreciation and amortization	—	—	—	6,806
Stock-based compensation expense	—	—	—	2,347
Acquisition and transaction related expenses (3)	—	—	—	7,252
(Gain) loss on the Link-16 TDL Sale	11,000	(1,661,891)	11,000	(1,661,891)

Adjusted EBITDA from discontinued operations	$—	$—	$—	$82,057

Shareholder Letter | Q4 Fiscal Year 2024   15

Viasat Fourth Quarter Fiscal Year 2024 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) FROM CONTINUING OPERATIONS BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended March 31, 2024				Three months ended March 31, 2023
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$8,610	$(60,984)	$78,930	$26,556	$(27,903)	$(54,877)	$17,564	$(65,216)
Depreciation (6)	236,129	9,180	24,280	269,589	77,874	11,309	12,749	101,932
Stock-based compensation expense	6,549	5,637	5,776	17,962	6,719	6,755	6,044	19,518
Other amortization	8,252	3,999	4,453	16,704	7,863	3,622	6,004	17,489
Acquisition and transaction related expenses (3)	18,083	1,032	8,210	27,325	20,128	15,149	18,139	53,416
Satellite impairment and related charges, net	—	—	—	—	—	—	—	—
Other income, net	—	—	—	—	—	—	—	—
Equity in income (loss) of unconsolidated affiliates, net	3,957	—	—	3,957	(13)	—	—	(13)
Noncontrolling interest	(30)	—	(4,328)	(4,358)	(60)	—	(2,870)	(2,930)

Adjusted EBITDA from continuing operations	$281,550	$(41,136)	$117,321	$357,735	$84,608	$(18,042)	$57,630	$124,196

Adjusted EBITDA from discontinued operations (7)	—	—	—	—	—	—	—	—

Adjusted EBITDA (7)	$281,550	$(41,136)	$117,321	$357,735	$84,608	$(18,042)	$57,630	$124,196

	Twelve months ended March 31, 2024				Twelve months ended March 31, 2023
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$(770,883)	$(134,956)	$243,198	$(662,641)	$(41,045)	$(145,319)	$60,219	$(126,145)
Depreciation (6)	738,231	34,782	94,628	867,641	309,889	44,939	48,827	403,655
Stock-based compensation expense	29,300	28,025	26,306	83,631	28,560	27,844	25,708	82,112
Other amortization	30,371	14,876	17,471	62,718	31,567	11,303	17,235	60,105
Acquisition and transaction related expenses (3)	86,014	18,797	52,768	157,579	39,639	15,672	30,985	86,296
Satellite impairment and related charges, net	905,496	—	—	905,496	—	—	—	—
Other income, net	—	—	—	—	—	1,098	—	1,098
Equity in income (loss) of unconsolidated affiliates, net	6,975	—	—	6,975	(66)	—	—	(66)
Noncontrolling interest	(210)	—	(10,775)	(10,985)	(240)	—	(5,702)	(5,942)

Adjusted EBITDA from continuing operations	$1,025,294	$(38,476)	$423,596	$1,410,414	$368,304	$(44,463)	$177,272	$501,113

Adjusted EBITDA from discontinued operations (7)	—	—	—	—	—	—	82,057	82,057

Adjusted EBITDA (7)	$1,025,294	$(38,476)	$423,596	$1,410,414	$368,304	$(44,463)	$259,329	$583,170

(6)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

(7)	A reconciliation of Adjusted EBITDA and Adjusted EBITDA from discontinued operations is presented on the previous pages.

Shareholder Letter | Q4 Fiscal Year 2024   16

Viasat Fourth Quarter Fiscal Year 2024 Results (cont.)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	March 31, 2024	March 31, 2023

Current assets:
Cash and cash equivalents	$1,901,033	$1,348,854
Restricted cash	—	30,532
Accounts receivable, net	678,210	419,934
Inventories	317,878	268,563
Prepaid expenses and other current assets	581,783	176,629

Total current assets	3,478,904	2,244,512
Property, equipment and satellites, net	7,557,206	4,378,283
Operating lease right-of-use assets	393,077	281,757
Other acquired intangible assets, net	2,544,467	201,205
Goodwill	1,621,763	158,542
Other assets	733,947	466,038

Total assets	$16,329,364	$7,730,337

	As of	As of
Liabilities and Equity	March 31, 2024	March 31, 2023

Current liabilities:
Accounts payable	$287,206	$271,548
Accrued and other liabilities	950,621	647,232
Current portion of long-term debt	58,054	37,939

Total current liabilities	1,295,881	956,719

Senior notes	4,354,714	1,689,186
Other long-term debt	2,774,521	732,315
Non-current operating lease liabilities	379,644	273,006
Other liabilities	2,452,100	218,542

Total liabilities	11,256,860	3,869,768

Total Viasat Inc. stockholders’ equity	5,025,430	3,824,310
Noncontrolling interest in subsidiary	47,074	36,259

Total equity	5,072,504	3,860,569

Total liabilities and equity	$16,329,364	$7,730,337

Shareholder Letter | Q4 Fiscal Year 2024   17

Viasat Financial Reconciliation Prior Periods

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended
	December 31, 2023	September 30, 2023	June 30, 2023
GAAP net income (loss) attributable to Viasat, Inc.	$(124,399)	$(767,238)	$(77,004)
Provision for (benefit from) income taxes	(34,496)	(93,077)	(533)
Interest expense (income), net	112,616	53,671	36,750
Depreciation and amortization	336,626	333,765	174,579
Stock-based compensation expense	22,199	21,718	21,752
Acquisition and transaction related expenses (3)	65,068	37,451	27,735
Satellite impairment and related charges, net	5,496	900,000	—

Adjusted EBITDA (8)	$383,110	$486,290	$183,279

(3)	Costs typically consist of acquisition, integration, and disposition related costs.

(8)	There were no discontinued operations related transactions for the periods presented.

Shareholder Letter | Q4 Fiscal Year 2024   18

SUPPLEMENTAL ADJUSTED COMBINED REVENUES AND ADJUSTED EBITDA

(In millions)
	Three months ended June 30, 2023				Three months ended March 31, 2023
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Viasat historical revenues (GAAP) (9)	$398	$149	$233	$780	$296	$153	$218	$666
Inmarsat historical revenues (IFRS) (10)	172	8	87	267	246	14	143	403
Purchase accounting, IFRS to US GAAP and other conforming adjustments (11)	15	—	—	15	23	—	—	23

Supplemental adjusted combined revenues	$585	$157	$320	$1,061	$564	$167	$361	$1,091

	Twelve months ended March 31, 2023				Twelve months ended March 31, 2022
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Viasat historical revenues (GAAP) (9)	$1,211	$613	$733	$2,556	$1,189	$512	$716	$2,417
Inmarsat historical revenues (IFRS) (10)	942	42	544	1,528	835	41	502	1,378
Purchase accounting, IFRS to US GAAP and other conforming adjustments (11)	90	—	—	90	90	—	—	90

Supplemental adjusted combined revenues	$2,243	$655	$1,277	$4,175	$2,114	$553	$1,218	$3,885

	Three months ended June 30, 2023				Three months ended March 31, 2023
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Viasat Adjusted EBITDA (9)	$153	$(28)	$58	$183	$85	$(18)	$58	$124
Inmarsat Adjusted EBITDA conformed to Viasat (12), (13)	113	(4)	44	154	163	(0)	66	228
Purchase accounting, IFRS to US GAAP and other conforming adjustments (11)	12	—	(2)	10	18	—	(3)	15

Supplemental adjusted combined Adjusted EBITDA	$278	$(32)	$101	$347	$266	$(19)	$121	$368

	Twelve months ended March 31, 2023				Twelve months ended March 31, 2022
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Viasat Adjusted EBITDA (9)	$368	$(44)	$177	$501	$421	$(121)	$176	$476
Inmarsat Adjusted EBITDA conformed to Viasat (12), (13)	619	(3)	274	890	519	(15)	261	765
Purchase accounting, IFRS to US GAAP and other conforming adjustments (11)	73	—	(12)	61	73	—	(12)	61

Supplemental adjusted combined Adjusted EBITDA	$1,061	$(48)	$439	$1,452	$1,013	$(136)	$425	$1,302

(9)	Viasat, Inc. from continuing operations as previously reported.

(10)	Inmarsat historical revenues for the three months ended June 30, 2023 consist of standalone revenues for the two months ended May 30, 2023 only.

(11)

Adjustments reflect purchase accounting and reclassifications to conform the historical financial information of Inmarsat from IFRS to US GAAP, giving effect to the Inmarsat Acquisition as if it occurred prior to fiscal year 2023.

(12)

Inmarsat Adjusted EBITDA conformed to the Viasat Adjusted EBITDA calculation. For the three months ended June 30, 2023, Inmarsat information represents standalone Adjusted EBITDA for the two months ended May 30, 2023 only.

(13)

See below reconciliation of the Viasat Adjusted EBITDA to net income (loss) and a reconciliation of the Connect Bidco Limited Adjusted EBITDA (which is not materially different from Inmarsat Holdings’ Adjusted EBITDA) to profit/(loss), before giving effect to conforming changes to reflect Viasat’s Adjusted EBITDA presentation.

Shareholder Letter | Q4 Fiscal Year 2024   19

VIASAT ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) FROM CONTINUING OPERATIONS BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In millions)

	Three months ended June 30, 2023				Twelve months ended March 31, 2022
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$11	$(47)	$22	$(14)	$32	$(209)	$93	$(84)
Depreciation (6)	110	8	15	132	301	47	49	397
Stock-based compensation expense	7	7	7	22	32	31	22	85
Other amortization	8	3	4	15	33	10	14	58
Acquisition and transaction related expenses (3)	16	0	11	28	23	—	11	34
Other income, net	—	—	—	—	—	—	—	—
Equity in income (loss) of unconsolidated affiliates, net	1	—	—	1	(0)	—	—	(0)
Noncontrolling interest	(0)	—	(0)	(0)	(0)	—	(13)	(13)

Adjusted EBITDA from continuing operations	$153	$(28)	$58	$183	$421	$(121)	$176	$476

(3)	Costs typically consist of acquisition, integration, and disposition related costs.

(6)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

CONNECT BIDCO LIMITED ITEMIZED RECONCILIATION BETWEEN PROFIT / (LOSS) AND ADJUSTED EBITDA IS AS FOLLOWS:

(In millions)

	Three months ended June 30, 2023	Three months ended March 31, 2023	Twelve months ended March 31, 2023	Twelve months ended March 31, 2022
Profit / (loss) for the period (IFRS)	$13	$51	$151	$(190)
Taxation charge / (income)	4	21	50	162
Net financing (income) costs	16	16	99	152
Depreciation and amortisation	151	148	593	628
Attributable to Ligado	—	(5)	(20)	—
Cost associated with the Viasat transaction	41	28	47	15

Adjusted EBITDA (14)	$225	$259	$920	$768

(14)

Adjusted EBITDA prior to conforming to Viasat’s presentation (such as, policy election related to the treatment of a one-off foreign exchange gain related to the provision held for the HMRC launch costs case ($28 million) that was settled during the quarter ended March 31, 2023, treatment of noncontrolling interest, equity in income (loss) of unconsolidated affiliates, etc.).

Shareholder Letter | Q4 Fiscal Year 2024   20